Exhibit 99.1

Vivos Therapeutics’ SLEEP 2022 Annual Meeting Presentation
Highlights Retrospective Study Demonstrating Significant Improvement in Sleep Apnea

Study Recently Presented at the SLEEP 2022 Annual Meeting

LITTLETON, COLO., JUNE 14, 2022 – Vivos Therapeutics, Inc. (NASDAQ: VVOS) (“Vivos” or “the Company”), a revenue-generating medical technology company focused on developing innovative treatments for patients suffering from dentofacial abnormalities and/or mild to moderate obstructive sleep apnea (OSA) and snoring in adults, today announced that the Company presented positive results from a retrospective study with Vivos patients at this year’s SLEEP 2022, the annual meeting of the Associated Professional Sleep Societies, a joint venture of the American Academy of Sleep Medicine and Sleep Research Society. On June 6, 2022, Dr. Seth Heckman, Vivos Medical Advisory Board member, led a presentation, titled, “Non-Surgical Maxillary Expansion Using A Novel Oral Appliance System.”

The presentation highlighted the results of 786 patients who underwent treatment with Vivos’ customized, proprietary oral appliances to treat dentofacial abnormalities and/or mild to moderate OSA and snoring in adults. The study participants experienced statistically significant increases in both transpalatal widths (4.5 percent) and airway volumes (11.1 percent). The study results therefore show that use of these devices may result in maxillary and airway expansion, which are critical factors in healthy breathing.

Vivos refers to its oral appliance therapy as the Complete Airway Repositioning and/or Expansion (CARE) therapy.

Additionally, a subset of 139 patients results showed a decrease in their Apnea Hypopnea Index (AHI – a scale that measures sleep apnea severity) by over 50 percent in 61.6 percent of the patients and decreased the overall OSA severity category in 56.8 percent of the patients.

A core differentiator of Vivos’ treatment is that the treatment length is typically 12-24 months, versus modalities such as CPAP or neurostimulation which requires lifetime treatment. This was demonstrated in the study with the pre- and post-treatment measurements taken without the appliance in the mouth.

“This largest dataset to-date reinforces what Vivos dentists have been saying for years – airway volume and maxillary expansion can be seen following a finite course of Vivos oral appliance therapy,” said Dr. Heckman. “Our data highlights that patients with OSA may now have access to a long-sought fourth treatment modality; positive airway pressure, mandibular advancement, surgery, and now CARE.”

“The AHI improvements observed in this study are consistent with our prior 58-patient study presented at this year’s World Sleep Congress,” added Dr. Cecilia Wu, Vivos Medical Advisory Board co-chair. “Our team has since submitted a manuscript with 220 patients to a major sleep journal. Together, the evidence demonstrates that CARE may expand patients’ airways to significantly reduce their OSA.”

“In our published studies and presentations, we’ve shown that as many as 80% of OSA patients using our devices with a trained dentist dramatically improve their AHI scores, and as high as 34% of patients are restored to normal breathing and sleep patterns. Moreover, our data has shown no further intervention has been required, which is a critical differentiating factor between our appliance therapy and other treatments for OSA. In fact, we know of no other OSA treatment that can match this,” stated Kirk Huntsman, Vivos Chairman and CEO. “Sleep apnea contributes to multiple physical and mental health issues that that most patients don’t even realize which may include high blood pressure/ hypertension, heart failure, stroke, coronary artery disease, depression/anxiety, and many other life-threatening illnesses. With innovative modern technologies like CARE, highly invasive, lifetime inventions like CPAP machines and surgeries may no longer be the only answer for patients in need.”

About Vivos Therapeutics, Inc.

Vivos Therapeutics Inc. (NASDAQ: VVOS) is a medical technology company focused on developing and commercializing innovative diagnostic and treatment methods for patients suffering from dentofacial abnormalities and/or mild to moderate obstructive sleep apnea (OSA) and snoring in adults. Our Vivos Method represents the first clinically effective non-surgical, non-invasive, non-pharmaceutical and cost-effective solution and has proven effective in approximately 27,000 patients treated worldwide by more than 1,500 trained dentists.

The Vivos Method includes the Vivos Complete Airway Repositioning and/or Expansion (CARE) appliance therapy and associated protocols that alter the size, shape and position of the tissues that comprise a patient’s upper airway. The Vivos Method opens airway space and may significantly reduce symptoms and conditions associated with mild to moderate OSA, such as lowering Apnea Hypopnea Index scores. Vivos also markets and distributes SleepImage diagnostic technology under its VivoScore program for Home Sleep Testing in adults and children. The Vivos Integrated Practice (VIP) program offers dentists training and other value-added services in connection with using The Vivos Method.

For more information, visit www.vivos.com.

Cautionary Note Regarding Forward-Looking Statements

This press release and statements of the Company’s management made in connection therewith contain “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events, particularly with respect to the public offering described herein. Words such as “aim”, “may”, “could”, “expects”, “projects,” “intends”, “plans”, “believes”, “predicts”, “anticipates”, “hopes”, “estimates” and variations of such words and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks and are based upon several assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which are beyond Vivos’ control. Actual results (including, without limitation, the anticipated benefits of CARE therapy as reflected in the retrospective data described herein) may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the risk factors described in Vivos’ filings with the Securities and Exchange Commission (“SEC”). Vivos’ filings can be obtained free of charge on the SEC’s website at www.sec.gov. Except to the extent required by law, Vivos expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Vivos’ expectations with respect thereto or any change in events, conditions, or circumstances on which any statement is based.

Vivos Investor Relations Contact:

Julie Gannon
Investor Relations Officer
720-442-8113
jgannon@vivoslife.com

Vivos Media Relations Contact:

Jenny Robles / Francesca DeMauro
KCSA Strategic Communications
212-896-1231 / 917-880-9771
jrobles@kcsa.com / fdemauro@kcsa.com